Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 26, 2021 which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the financial statements of Transcode Therapeutics, Inc. as of December 31, 2020 and 2019. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
February 26, 2021